As filed with the Securities and Exchange Commission on June 23, 2015

Registration No. 333-204426

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8
TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALEXION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3648318
(State or other jurisdiction of	(I.R.S Employer
incorporation or organization)	Identification No.)

352 Knotter Drive, Cheshire, Connecticut	06410
(Address of Principal Executive Offices)	(Zip Code)

Synageva BioPharma Corp. 2014 Equity Incentive Plan

(Full title of the plan)

John B. Moriarty, Jr.
Executive Vice President, General Counsel
Alexion Pharmaceuticals, Inc.
352 Knotter Drive
Cheshire, Connecticut 06410

(Name and address of agent for service)

(203) 272-2596
(Telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum Offering price per share(2)	Proposed maximum aggregate Offering price(2)	Amount of registration fee(2)
Common Stock, $.0001 par value per share	265,759	N/A	N/A	N/A

(1)	This Registration Statement covers an aggregate of 265,759 shares of the Registrant’s common stock, par value $0.0001 per share, that may be issued in respect of each restricted stock unit award of Synageva BioPharma Corp. (“Synageva”) granted after May 5, 2015 and outstanding immediately prior to the merger of a wholly owned subsidiary of Alexion with and into Synageva, pursuant to the Agreement and Plan of Reorganization, dated May 5, 2015 (the “Merger Agreement”), by and among Synageva, the Registrant, Pulsar Merger Sub Inc. and Galaxy Merger Sub LLC and that was converted into a restricted stock unit award in respect of the Registrant’s common stock pursuant to the terms of the Merger Agreement, with the number of shares of Registrant common stock subject to such converted restricted stock unit award determined by multiplying (x) the number of shares of Synageva common stock subject to such one-half portion of the Synageva restricted stock unit award by (y) the sum of (1) the stock consideration pursuant to the Merger Agreement (0.6581 shares of Registrant common stock per share of Synageva common stock) and (2) the quotient of the cash consideration pursuant to the Merger Agreement ($115.00 in cash per share of Synageva common stock), divided by the average closing price per share of Registrant common stock as reported on the NASDAQ Global Select Market (“Nasdaq”) for the 10 consecutive trading days ending on and including the third business day prior to completion of the transactions pursuant to the Merger Agreement. In accordance with Rule 416, this registration statement also covers an indeterminate number of additional shares of the Registrant’s securities as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	These shares of Registrant’s common stock were registered under Registrant’s Registration Statement on Form S-4 (File No. 333-204426), as amended. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of such Registration Statement on Form S-4.

EXPLANATORY NOTE

Alexion Pharmaceuticals, Inc. (the “Alexion” or the “Registrant”) hereby amends the Registration Statement on Form S-4 (File No. 333-204426) (as amended, the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) relating to shares of common stock of Alexion issuable in respect of certain restricted stock unit awardss granted by Synageva BioPharma Corp. (“Synageva”).

Pursuant to the Agreement and Plan of Reorganization, dated as of May 5, 2015 (the “Merger Agreement”), by and among Alexion, Pulsar Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Alexion (“Purchaser”), Galaxy Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Alexion, and Synageva, Purchaser was merged with and into Synageva (the “Merger”), with Synageva continuing as the surviving corporation in the Merger. The Merger was completed on June 22, 2015.

In connection with the closing of the Merger, in accordance with the terms of the Merger Agreement, one-half of each restricted stock unit award of Synageva that was granted after the signing of the Merger Agreement (such portion of the award, the “Rolled RSU Award”) that was outstanding immediately prior to the effective time of the Merger, was converted into a restricted stock unit award of Alexion (the “Converted RSU Award”), with the number of shares of Alexion common stock underlying such Converted RSU Award determined by multiplying (x) the number of shares of Synageva common stock subject to such Rolled RSU Award by (y) the sum of (1) the stock consideration pursuant to the Merger Agreement (0.6581 shares of Registrant common stock per share of Synageva common stock) and (2) the quotient of the cash consideration pursuant to the Merger Agreement ($115.00 in cash per share of Synageva common stock), divided by the average closing price per share of Registrant common stock as reported on the NASDAQ Global Select Market (“Nasdaq”) for the 10 consecutive trading days ending on and including the second business day prior to completion of the transactions pursuant to the Merger Agreement.  Each Converted RSU Award will otherwise continue to be subject to the same terms and conditions as were applicable to the related Rolled RSU Awards immediately prior to the Merger.

The shares of Alexion common stock issuable in respect of the Converted RSU Awards were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed (and excluding any documents or portions thereof furnished) with the Securities and Exchange Commission (the “SEC”) by the Registrant are hereby incorporated in this Registration Statement by reference:

1.	Alexion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 2, 2015;

2.	Alexion’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the SEC on April 24, 2015;

3.	Alexion’s Current Reports on Form 8-K, as filed with the SEC on January 7, 2015, January 29, 2015, March 16, 2015, March 26, 2015, April 7, 2015, May 6, 2015 and May 12, 2015;

4.	Alexion’s Proxy Statement on Schedule 14A for the 2015 annual meeting of stockholders, filed with the SEC on April 8, 2015; and

5.	The description of Alexion’s common stock set forth in Alexion’s Registration Statement on Form 8-A, as filed with the SEC on February 21, 1997, together with all amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c) 14, and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any corresponding exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s bylaws, agreement, vote or otherwise.

In accordance with Section 145 of the DGCL, Section EIGHTH of Alexion’s certificate of incorporation, as amended (the “charter”), provides that Alexion will indemnify each person who is or was a director, officer, employee or agent of Alexion (including the heirs, executors, administrators or estate of such person) or is or was serving at Alexion’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by Alexion’s charter will not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding will be paid by Alexion in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Alexion. Section NINTH of Alexion’s charter provides that Alexion’s directors will not be personally liable to Alexion or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Alexion or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to Alexion’s directors, officers or controlling persons pursuant to the foregoing provisions, Alexion has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated into this item by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cheshire, State of Connecticut on June 23, 2015.

ALEXION PHARMACEUTICALS, INC.

By:	/s/ David Hallal
Name: David Hallal
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that we, the undersigned officers and directors of Alexion Pharmaceuticals, Inc., a Delaware corporation, hereby severally constitute David Hallal and Vikas Sinha, and each of them singly, our true and lawful attorney with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Alexion Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ David Hallal	Chief Executive Officer and Director	June 23, 2015
David Hallal	(Principal Executive Officer)

/s/ Vikas Sinha	Executive Vice President, Chief Financial	June 23, 2015
Vikas Sinha	Officer (Principal Financial Officer)

/s/ Scott Phillips	Senior Vice President, Corporate Controller	June 23, 2015
Scott Phillips	and Chief Accounting Officer
(Principal Accounting Officer)

/s/ Leonard Bell	Chairman	June 23, 2015
Leonard Bell

/s/ David R. Brennan	Director	June 23, 2015
David R. Brennan

/s/ M. Michele Burns	Director	June 23, 2015
M. Michele Burns

/s/ Christopher J. Coughlin	Director	June 23, 2015
Christopher J. Coughlin

/s/ John T. Mollen	Director	June 23, 2015
John T. Mollen

/s/ R. Douglas Norby	Director	June 23, 2015
R. Douglas Norby

/s/ Alvin S. Parven	Director	June 23, 2015
Alvin S. Parven

/s/ Andreas Rummelt	Director	June 23, 2015
Andreas Rummelt

/s/ Ann Veneman	Director	June 23, 2015
Ann Veneman

EXHIBIT INDEX

4.1	Specimen Common Stock Certificate (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-00202)).

4.2	Rights Agreement between Alexion Pharmaceuticals, Inc. and Continental Stock Transfer & Trust Company, Rights Agent, dated as of February 14, 1997 (previously filed as Exhibit 1 to the Registration Statement on Form 8-A (Reg. No. 000-27756), filed on February 21, 1997, and incorporated herein by reference).

4.3	Amendment No. 1 to Rights Agreement, dated as of September 18, 2000, between Alexion Pharmaceuticals, Inc. and Continental Stock Transfer and Trust Company (previously filed as Exhibit 10.1 to the Registration Statement on Form 8-A (Reg. No. 000-27756), filed on October 6, 2000, and incorporated by reference herein).

4.4	Amendment No. 2 to Rights Agreement, dated as of December 12, 2001, between Alexion Pharmaceuticals, Inc. and Continental Stock Transfer and Trust Company, which includes as Exhibit B the form of Right Certificate (previously filed as Exhibit 10.1 to the Registration Statement on Form 8-A (Reg. No. 000-27756), filed on February 12, 2002, and incorporated by reference herein).

4.5	Amendment No. 3 to Rights Agreement, dated as of November 16, 2004, between Alexion Pharmaceuticals, Inc. and Continental Stock Transfer and Trust Company (previously filed as Exhibit 4.4 to the Registration Statement on Form 8-A (Reg. No. 000-27756), filed on November 17, 2004, and incorporated by reference herein).

4.6	Amendment No. 4 to Rights Agreement, dated as of February 23, 2007, between Alexion Pharmaceuticals, Inc. and Continental Stock Transfer and Trust Company (previously filed as Exhibit 4.10 to the Annual Report on Form 10-K on February 23, 2007, and incorporated herein by reference).

4.7	Synageva BioPharma Corp. 2014 Equity Incentive Plan.

5.1	Opinion of Wachtell, Lipton, Rosen & Katz (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-204426)).

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as exhibit 5.1 and incorporated herein by reference).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (incorporated by reference to the signature pages hereto).